EXHIBIT 10.7

                               SERVICES AGREEMENT

         AGREEMENT made as of this 9th day of October, 2008 by and between Sungame Corporation, a Delaware Corporation (the "Company"), located at 501 Silverside Road Suite 105, Wilmington, DE 19809, USA , and Diamond Star Exports LTD. located at _________________________________ (the Service Provider, "SP").

         WHEREAS, the Company desires professional guidance and advice regarding development of its business model and desires SP to aid it in business matters; and

         WHEREAS, SP has reasonable expertise, directly or through its SBU's, holdings, affiliates and sub contracting providers, in the area of Sungame's business; and is willing to act as a Service Provider to the Company upon the terms and conditions set forth in this Agreement;

         NOW, THEREFORE, in consideration of the foregoing and the mutual promises herein contained, the parties hereto agree as follows:

1. DUTIES, SCOPE OF AGREEMENT, AND RELATIONSHIP OF THE PARTIES

         (a) SP shall provide commercially reasonable efforts to provide services as engaged for the following:

         1. Resources at junior programmer/animator(1-2 year programming or animation experience)/customer care staff at USD10/hour
         2.       Resources  at  experienced   programmer/animator   (3-5  years
                  programming or animation experience) at USD15/hour
         3. Resources at expert programmer/animator level (over 5 years programming or animation experience) at USD20/hour
         4. More experienced resources whom participates in the creative phase and contribute to the overall solution, at USD30/hour
         5. Of the above development resources, 10%-20% resources would be used for the maintenance, development and up gradation of the current version of Sungame and the rest would be utilized towards software development, testing and other requirements for building the next generation of Sungame Virtual World.
         6. The resources availability would expire at the end of forty eight (48) months of the date of signing of this letter
                  irrespective   of  Sungame   utilizing   them   completely  or
                  partially. The group will make all efforts to support Sungame in the provisioning of the development resources during this time frame.
         7.       Every  cost  mentioned  above  for  resources  would  incur an incremental increase of seven and one half percent (7.5%) every 6 months starting with the first increment in Jul 09. The total of USD$625,000 would be calculated at all times based on the costs applicable at that time.
         8. During 2009, Sungame shall engage SP for various separate outsourced services, outside the scope of and in addition to the above mentioned USD$625,000, and commits to a minimum of USD$100,000 of these services during 2009 (price to be in line with the hourly rates as defined above and as aligned with the scope therein and for those additional services where the scope is not defined to be separately defined and the rates to be agreed between the parties).
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         9.       Purchaser  also  will  have  a  first  right  of  refusal  for providing development and other substantially similar services on a paid basis required by Sungame (over and above the scope of the above mentioned USD$625,000 and USD$100,000) from the date of signing of this letter. In other words the process to be followed would be as follows: whenever Sungame needs development or other substantially similar services, Sungame shall send out RFQ and RFP from various external agencies as well as entities within the group that can provide the service. SP will win the order if it agrees to match a bona fide offer to provide the services by an equally qualified provider and provide the service or provide better terms and conditions to implement the same. If SP does not match the bona fide quote and Sungame does not initiate the services with the other provider at exactly the same terms as presented to SP within thirty days, then Company must restart the procedure referenced herein. The detailed purchase process
         10.      It  is  also  hereby   understood   that  specific  terms  and
                  conditions  regarding delivery timelines,  approval cycles and
                  parameters,   payment   timelines   and  other  service  level
                  parameters would be later defined in a service level agreement and/or in specific work orders mutually by both the parties in accordance with the spirit of this agreement. The Company would also consult with SP and use reasonable efforts to provide the SP with time budgets for the Services so that SP can reasonably plan and allocate it's resources.

         (b) The services rendered by consultant to the company pursuant to this Agreement shall be as an independent contractor, and this Agreement does not make SP the employee, agent, or legal representative of the Company for any purpose whatsoever, including without limitation, participation in any benefits or privileges given or extended by the Company to its employees. No right or authority is granted to SP to assume or to create any obligation or responsibility, express or implied, on behalf of or in the name of the company, expect as may be set forth herein. The company shall not withhold for SP any federal or state taxes from the amounts to be paid to consultant hereunder, and SP agrees that he will pay all taxes due on such amounts. For every delivery made by the SP which is accepted by the Company, the Company would automatically indemnify and hold harmless SP, its, affiliates, service providers, SBU's, officers, directors, employees, agents and representatives from and against any and all claims, damages, costs, judgments, penalties and expenses of any kind (including reasonable legal fees and disbursements) which may be obtained against, imposed upon or suffered by any of them, arising out of any further deployment and usage of the accepted work

2. COMPENSATION

         (a) The Company will pay SP a retainer of 1,600,000 shares of common stock fully paid and non-assessable as a retainer herefore and shall deposit 900,000 shares of common stock, in escrow, or any other mutually agreeable holding format, for SP, subject to providing services herein described, which shares shall be subject to earning by performance of the specified services to Company. The Company shall release the shares from escrow in monthly increments as services are performed, delivered and accounted for to the Company with a minimum release of 50000 shares every month committed by the Company. However, on completion of 18 months from the signing of this contract, the Company shall

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release all pending shares from the escrow to the SP  irrespective  of the stage of utilization of these development services. The Company shall continue to avail of the development services, as agreed above, from the SP even after this allotment and till the expiry or mutually agreed renewal of this contract. Also, if the listed price for the Company share remains at or below $0.25 per share for a majority part, 75% and above, of a period of 6 months, then the SP would be relieved of all obligations to provide further services as part of this contract and the Company would release all pending shares from the escrow, even if they are not due to the SP, unequivocally to the SP on due notification from the SP.

         (b) Other forms of compensation may occur depending on the nature of a specific transaction and only upon the separate written mutual agreement of both parties.


3. EXPENSES

The Company shall reimburse SP for all pre-approved reasonable and necessary expenses incurred by it in carrying out its duties under this Agreement. SP shall submit related receipts and documentation with his request for reimbursement


4. RENEWAL; TERMINATION

         (a) This Agreement shall continue in effect until terminated by the parties, but not longer than 48 months from the date is signed.

         (b) Subject to the continuing obligations of SP under Section 5 below, either party may terminate this Agreement at any time if the other party shall fail to fulfill any material obligation under this Agreement and shall not have cured the breach within 30 days after having received notice thereof.

         (c) Such termination shall take place 60 days after the above mentioned notice and without any cure. The Company agrees to compensate fully for all the active resources deployed by the SP for the Company for the full 60 days from the notice of termination. The Termination or expiration of this agreement shall not extinguish any rights of compensation that shall accure prior to the termination of the SP.



5.   CONFIDENTIAL INFORMATION

         (a) "Confidential Information," as used in this Section 5, means information that is not generally known and that is proprietary to the Company or that the Company is obligated to treat as proprietary. This information includes, without limitation:

         (i)      Trade secret information about the Company and its products;
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         (ii)     Information  concerning the Company's  business as the Company has conducted it since the Company's incorporation or as it may conduct it in the future; and

         (iii) Information concerning any of the Company's past, current, or possible future products, including (without limitation) information about the Company's research, development, engineering, purchasing, manufacturing, accounting, marketing, selling, or leasing efforts.

         (b)  Any  information   that  SP  reasonably   considers   Confidential
Information, or that the Company designates or treats as Confidential Information, will be presumed to be Confidential Information (whether SP or others originated it and regardless of how it obtained it).

         (c) Except as required in its duties to the Company, SP will never, either during or after the term of this Agreement, use or disclose confidential Information to any person not authorized in writing by the Company to receive it.

         (d) If this Agreement is terminated, SP will promptly turn over to the Company all records and any compositions, articles, devices, apparatus and other items that disclose, describe, or embody Confidential Information, including all copies, reproductions, and specimens of the Confidential Information in its possession, regardless of who prepared them. The rights of the Company set forth in this Section 5 are in addition to any rights of the Company with respect to protection of trade secrets or confidential information arising out of the common or statutory laws of the State of Delaware or any other state or any country wherein SP may from time to time perform services pursuant to this Agreement. This Section 5 shall survive the termination or expiration of this Agreement.


6. LIMITED LIABILITY

         (a) Except as provided in sections 1 through 4 and except for any breach by either party of its confidentiality obligations pursuant to section 5 above, neither party will be liable to the other party for incidental or consequential damages or the loss of anticipated profits arising from any breach of this agreement by such party, even if such party is notified of the possibility of such damages and regardless of whether any remedy set forth herein fails of its essential purpose.

         (b) Damages Cap. SP's liability for direct damages, if any, whether in an action in contract or based on warranty, in law or equity shall not exceed the original arrived/cash value of the fees paid by Company to SP for that particular work order


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7.   MISCELLANEOUS

         (a) SUCCESSORS AND ASSIGNS. This Agreement is binding on and ensures to the benefit of the Company, its successors and assigns, all of which are included in the term the "Company" as it is used in this Agreement and upon SP, its successors and assigns. Neither this Agreement nor any duty or right hereunder will be assignable or otherwise transferable by either party without the written consent of the other party, except that the Company shall assign this Agreement in connection with a merger, consolidation, assignment, sale or other disposition of substantially all of its assets or business. This Agreement will be deemed materially breached by the Company if its successor or assign does not assume substantially all of the company's obligations under this Agreement.

         (b) MODIFICATION. This Agreement may be modified or amended only by a writing signed by both the Company and SP.

         (c) GOVERNING LAW. The laws of Delaware will govern the validity, construction, and performance of this Agreement. Any legal proceeding related to this Agreement will be brought in an appropriate Delaware court, and both the Company and SP hereby consent to the exclusive jurisdiction of that court for this purpose.

         (d) CONSTRUCTION. Wherever possible, each provision of this Agreement will be interpreted so that it is valid under the applicable law. If any provision of this Agreement is to any extent invalid under the applicable law, that provision will still be effective to the extent it remains valid. The remainder of this Agreement also will continue to be valid, and the entire Agreement will continue to be valid in other jurisdictions.

         (e) WAIVERS. No failure or delay by either the Company or SP in exercising any right or remedy under this Agreement will waive any provision of the Agreement, nor will any single or partial exercise by either the Company or SP of any right or remedy under this Agreement preclude either of them from otherwise or further exercising these rights or remedies, or any other rights or remedies granted by any law or any related document.

         (f) CAPTIONS. The headings in this Agreement are for convenience only and do not affect this Agreement's interpretation.

         (g) ENTIRE AGREEMENT. This Agreement supersedes all previous and contemporaneous oral negotiations, commitments, writings, and understandings between the parties concerning the matters in this Agreement.

         (h) NOTICES. All notices and other communications required or permitted under this Agreement shall be in writing and sent by registered first-class mail, postage prepaid, and shall be effective five days after mailing to the addresses stated below. These addresses may be changed at any time by like notice.

         (i) In the event of a dispute hereunder, for which legal action is brought, the prevailing party in such action shall be entitled to an award of legal fees and costs hereunder.

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         In the case of the Company:



         In the case of SP:




         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

         "The Company"                               "Service Provider"
         Sungame Corporation                          Diamond Star Exports LTD.



         By:                                         By:
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